UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2025

New Mountain Net Lease Trust

(Exact name of registrant as specified in its charter)

Maryland	000-56701	99-6897976
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1633 Broadway, 48th Floor

New York, NY 10019

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 720-0300

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2025, New Mountain Net Lease Trust, a Maryland statutory trust (the “Company”), on behalf of itself as the general partner and on behalf of the limited partners thereto, entered into that Second Amended and Restated Limited Partnership Agreement (the “Amended Operating Partnership Agreement”) of NEWLEASE Operating Partnership LP, a Delaware limited partnership and the operating partnership of the Company. The Amended Operating Partnership Agreement amends and restates the prior version of the agreement to make certain clarifying updates to the redemption rights included in the Amended Operating Partnership Agreement.

Item 7.01.	Regulation FD Disclosure.

On December 31, 2025, the Company declared distributions for each class of its common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), in the amount per share set forth below:

	Gross Distribution	Shareholder Servicing Fee	Management Fee	Net Distribution
Class I Common Shares	$0.1546	$0.00	$0.0210	$0.1336
Class F Common Shares	$0.1546	$0.00	$0.0169	$0.1377
Class A Common Shares	$0.1546	$0.00	$0.0169	$0.1377
Class E Common Shares	$0.1546	$0.00	$—	$0.1546

The distributions for each class of Common Shares are payable to shareholders of record as of the close of business on December 31, 2025, and will be paid on or about January 9, 2026. These distributions will be paid in cash or reinvested in the applicable class of Common Shares for shareholders participating in the Company’s distribution reinvestment plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Mountain Net Lease Trust

Date: December 31, 2025
	By:	/s/ Kellie Steele
	Name:	Kellie Steele
	Title:	Chief Financial Officer